Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) dated as of February 16, 2017, is executed and entered into by and between Julia A. Stewart (hereinafter referred to as “Executive”) and DineEquity, Inc., a Delaware corporation, its affiliates and subsidiaries (collectively, hereinafter referred to as the “Corporation”). Throughout this Agreement, Executive and the Corporation may be referred to collectively as the “parties”.

Recitals

A. Executive has been employed by the Corporation pursuant to the terms and conditions of an Employment Agreement with the Corporation dated as of November 1, 2008 (the “Employment Agreement”) and has served as a member of the Board of Directors (the “Board”) of the Corporation. Executive and the Corporation mutually agree Executive’s last day of employment by the Corporation and last day of service as a member of the Board will be March 1, 2017 (the “Separation Date”).

B. Executive and the Corporation wish to enter into this Agreement to clarify and resolve any disputes that may exist between them arising out of Executive’s service with the Corporation and its termination, and any continuing obligations of the parties to one another following the separation from such service.

C. In consideration of the Corporation’s agreement to pay or provide Executive the separation payments and other benefits set forth herein, the Corporation has asked Executive to waive any and all rights Executive may have in potential claims against the Corporation, except as otherwise set forth in this Agreement. The Corporation has advised Executive of Executive’s right to consult an attorney at Executive’s own expense (subject to paragraph 29 below) prior to signing this Agreement and has provided Executive with 21 calendar days in which to consider this Agreement and seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel, and understands that except for Executive’s rights preserved and provided for elsewhere in this Agreement, Executive is waiving all potential claims against the Corporation and the other Corporation Releasees as set forth herein.

D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action and enter this Agreement for the sole purpose of clarifying and resolving any potential issues between them.

E. The Effective Date of this Agreement is defined in paragraph 12(d) hereof. Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. Resignation. Executive hereby resigns as an employee, director and officer and chairman of the Board of the Corporation, including its subsidiaries and affiliates (and each of their respective boards of directors or other governing bodies) effective at 5:00 p.m. Los Angeles Time on the Separation Date. After the Separation Date, Executive will have no further employment duties or responsibilities to the Corporation and no further authority to act on its behalf. Executive will promptly sign all appropriate documentation reasonably requested by the Corporation to reflect or facilitate such resignation.

2. Payments and Benefits. The Corporation and Executive agree that, so long as Executive does not revoke this Agreement and the Agreement becomes effective at the Effective Date, the termination of Executive’s employment as set forth above shall be deemed to have occurred pursuant to Section 13(b) of the Employment Agreement. As a result of such termination of employment, the Corporation shall provide Executive the following separation benefits, which consist of the actual benefits payable in accordance with Section 13(b) of the Employment Agreement and certain additional benefits:

(a) Severance Payment: The Corporation shall pay to Executive $5,700,500, representing the sum of (i) two times the sum of (a) Executive’s current annual base salary and (b) the average of Executive’s actual bonus attributable to each of the preceding three fiscal years, and (ii) $450,000; less applicable taxes, withholdings and deductions required by law, as separation pay and in exchange for the promises, agreements, understandings and releases contained in this Agreement. This sum will be paid as a lump sum through the Corporation’s payroll on the tenth business day following the Effective Date, as defined in paragraph 12(d).

(b) Health and Welfare Benefits: The Corporation shall pay, on Executive’s behalf, for coverage substantially similar to that provided under the Corporation’s health, disability and group term life insurance plans, at the same cost to Executive as was effective immediately prior to the Separation Date, and for so long as Executive elects to continue such coverage up to a 24-month period. Such continued coverage shall be contingent on Executive’s payment of any applicable withholding taxes with respect thereto. To the extent that substantially similar health and welfare benefits become available to Executive from a subsequent employer, the Corporation will set off against the benefits payable under this paragraph (b) any benefits received by Executive from any other source. Executive agrees to notify the Corporation within 30 days after substantially similar health and welfare benefits become available to her from a subsequent employer. Notwithstanding anything in the foregoing to the contrary, Executive shall accept a cash payment of $25,000 in satisfaction of the Corporation’s obligation to pay for disability coverage as contemplated by this paragraph 2(b) or Section 13(f) of the Employment Agreement.

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(c) Equity Awards: Any unvested stock options, stock appreciation rights, and any other equity-based awards subject to service or time vesting conditions held by Executive will vest as of the day immediately preceding the Effective Date and all restrictions will immediately be removed and deemed to have been satisfied. Any unvested equity-based awards subject to any performance-based vesting conditions held by Executive will vest as of the day immediately preceding the Effective Date and shall be paid based on actual performance during the applicable performance period through the date of Executive’s termination of employment. Each such stock option, stock appreciation right and equity-based award subject to service or time vesting conditions or subject to performance-based vesting conditions (collectively, “Equity Awards”) is listed on Exhibit A. Executive does not hold or have any rights with respect to any other Equity Award. Notwithstanding anything to the contrary in the Employment Agreement or any stock option award agreement, any stock options or stock appreciation rights held by Executive shall remain exercisable until the earlier of 36 months after the date of termination or their original expiration date.

The benefits described in (a) through (c) of this paragraph and the Fee Reimbursement (as defined below) constitute the “Separation Benefits.” Executive agrees to indemnify and hold the Corporation harmless from and against any claims made against the Corporation for any non-payment of taxes by Executive. Executive understands and acknowledges that the Separation Benefits constitute consideration for this Agreement. In addition to the Separation Benefits, Executive will receive all accrued but unpaid wages, business expense reimbursements and other benefits through the Separation Date separate and apart from this Agreement, as described in paragraph 13 below. Executive understands that, under applicable law, no Corporation match of 401(k) contributions can be made based on the Separation Benefits.

3. 2016 Annual Bonus. In the event that the annual bonus payable to Executive for Executive’s services in 2016, in the amount of $792,000, less applicable taxes, withholdings and deductions required by law, shall not have been paid on or before the Separation Date, such annual bonus shall be paid to Executive promptly following the Separation Date, but in no event later than March 15, 2017.

4. LTIP. Executive is a participant in the Corporation’s long-term performance based cash plan and has outstanding performance unit awards (“LTIP Awards”) with three-year performance periods ending December 31st of years 2016 to 2019, inclusive. Executive does not hold or have rights with respect to any other LTIP Award. Each of Executive’s outstanding LTIP Awards with three-year performance periods ending December 31, 2017, December 31, 2018 and December 31, 2019 will be unvested as of the Separation Date and, pursuant to the terms and conditions of the performance unit award agreements accepted by Executive as a condition of each such award, shall be forfeited and cancelled as of the Separation Date without the right to receive payment thereon. Executive’s LTIP Awards with the three-year performance period ending December 31, 2016 will be settled with no cash payment due thereon.

5. Valid Consideration. The parties acknowledge and agree that Executive’s right to be paid the Separation Benefits is expressly conditioned on Executive signing this Agreement,

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and not thereafter revoking this Agreement. The parties further acknowledge and agree that the mutual promises and covenants contained herein constitute good, valid and sufficient consideration for this Agreement.

6. Return of Corporation Property. Executive covenants, represents and warrants to the Corporation that all materials and property of the Corporation of any type whatsoever (including, without limitation, any mobile phones, office or other keys, access cards, identification badges, computer equipment, correspondence, tangible proprietary or confidential information or intellectual property, documents, records, notes, contracts, and other confidential or proprietary materials (regardless of media)), are the exclusive property of the Corporation and that, on or before the Separation Date, Executive will return to the Corporation all such materials and property, including all copies and excerpts thereof, that are in Executive’s possession or control. Further, Executive hereby represents, warrants and covenants that no such materials or property will remain in Executive’s possession following the Separation Date, including, without limitation, in Executive’s personal email, a removable storage device (such as a flash drive), cloud-based storage document, or personal mobile phone, smart phone, or other device. For the avoidance of doubt, Executive’s personal notes relating to the business of the Corporation shall be the property of the Corporation.

7. Non-Disclosure of Confidential Information and Non-solicitation.

(a) Executive hereby reaffirms Executive’s acknowledgements, covenants and agreements set forth in Sections 8 and 9 of the Employment Agreement, and acknowledges and agrees that such acknowledgements, covenants and agreements shall remain in full force and effect in accordance with the terms of the Employment Agreement.

(b) In further consideration of the Separation Benefits received, and in accordance with Section 11 of the Employment Agreement, Executive agrees that for a period of 24 months following the Separation Date, Executive will not, either directly or indirectly, for Executive or for any third party, except as otherwise agreed to in writing by the then Chief Executive Officer of the Corporation, solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Corporation has become involved after the date of the Employment Agreement and prior to the Separation Date. Notwithstanding the foregoing, Executive shall not be deemed to be in breach of this paragraph 7(b) in the event that an employee of the Corporation (i) initiates discussions with a subsequent employer of Executive regarding employment opportunities, or (ii) responds to a general advertisement or other similarly broad form of solicitation for employees.

(c) The covenants set forth or referenced in this paragraph 7 shall continue to be binding upon Executive notwithstanding the termination of Executive’s employment with the Corporation. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and Executive. The existence of any claim or cause of action by Executive against the Corporation, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the

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Corporation of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

(d) If Executive breaches any of the covenants set forth in this paragraph, Executive shall reimburse the Corporation for (i) any equity-based compensation received by Executive from the Corporation during the 12-month period preceding the breach and (ii) any profits realized from the sale of securities of the Corporation during such 12-month period.

8. Non-Disparagement.

(a) Executive agrees that Executive will not, directly or indirectly, disparage the Corporation or its affiliates or subsidiaries, or any of their respective officers, directors or employees, by any means or in any medium. Further, Executive agrees not to make any statement, whether publicly or privately, verbally or in writing, or cause or permit to be published under Executive’s name, any other name or anonymously, or otherwise communicate by any means, any statement, observation or opinion that is critical of, impugns or in any way negatively reflects upon or would tend to cause damage to the business, reputation, brands, names, products or services of the Corporation or its affiliates or subsidiaries, or to any of their respective officers, directors or employees.

(b) The Corporation agrees that the Corporation will not in public statements on behalf of and made in the name of the Corporation, and will use commercially reasonable efforts to cause the persons serving as (i) the Chief Executive Officer; (ii) the Senior Vice President, Legal, General Counsel and Secretary; (iii) the President, IHOP; (iv) the President, International; (v) the President, Applebee’s, (vi) the Senior Vice President, Human Resources; (vii) the SVP, Global Communications and Public Affairs; (viii) the Chief Financial Officer, of the Corporation (collectively, the “Restricted Officers”), and (ix) the members of the Board of the Corporation not to, disparage Executive, by any means or in any medium. Further, the Corporation agrees that it will not in public statements on behalf of and made in the name of the Corporation, and it will use commercially reasonable efforts to cause the Restricted Officers and the members of the Board of the Corporation not to, make any statement, whether publicly or privately, verbally or in writing, or cause or permit to be published under their respective names, any other name or anonymously, or otherwise communicate by any means, any statement, observation or opinion that is critical of, impugns or in any way negatively reflects upon or would tend to cause damage to Executive.

(c) The Corporation will respond to requests for information from prospective employers by directing such requests to Richard Dahl, so long as he is a member of the Corporation’s Board of Directors, who shall base his comments on the language describing Executive in the press release announcing Executive’s resignation.

9. General Release of Claims. Executive expressly waives any and all claims against the Corporation, and each of its divisions, affiliates, and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (collectively, the “Corporation Releasees”), and releases each of the Corporation Releasees

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from any and all claims, demands, lawsuits, liens, causes of action, grievances, obligations, costs, losses, damages, and liabilities of whatever kind, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive ever had, now has or shall or may have or assert against the Corporation Releasees or any of them based upon events or facts arising at any time on or before the date of execution of this Agreement (collectively, “Claims”), including but not limited to claims that relate to Executive’s service with the Corporation and/or the separation from such service. Executive agrees this general release of claims (the “General Release”) includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, legally protected medical condition, genetic information, marital or family status, sexual orientation, gender identity or expression, union activity, military status or veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Corporation’s right to terminate, not to hire or promote employees, or on the Corporation’s ability to change an employee’s compensation or other terms and conditions of employment; and claims based on any federal, state or local law, including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”); the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and in that regard Executive specifically acknowledges that Executive has read and understands the provisions of paragraph 12 below before signing this Agreement.

10. Exclusions From General Release/Additional Protections. Excluded from the General Release are: (a) Executive’s rights under this Agreement and any claims arising from the breach of this Agreement; (b) Executive’s rights as a shareholder and option holder in the Corporation; (c) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (d) claims to continued participation in certain of the Corporation’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA; (e) any rights vested prior to the date of Executive’s termination of employment to benefits under any Corporation-sponsored retirement or welfare benefit plan; (f) Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Corporation’s articles, bylaws, other corporate governance documents or any indemnification agreement between the Corporation or its affiliates and Executive, and/or to the protections of any director’ and officers’ liability policies of the Corporation or any of its affiliates; (g) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against

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Executive as a result of any act or failure to act for which the Corporation, or any of its subsidiaries or affiliates, and Executive are held jointly liable; (h) any claim that arises based on events or facts arising at any time after the date of execution of this Agreement, subject to the Supplemental Release (as defined below); and (i) any other right that may not be released by private agreement. Neither the General Release nor anything else in this Agreement limits Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), or provide information to, or otherwise assist in, an investigation by Congress, the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state or local regulatory, administrative or law enforcement agency or self-regulatory organization. The exclusions and protections contained in this paragraph 10 override any language to the contrary in any other part of this Agreement. Executive is, however, waiving all rights to receive money or other individual relief in connection with any such charge or investigation, regardless of whether that charge or investigation was initiated by Executive, on Executive’s behalf, on behalf of a group or class to which Executive purportedly belongs, or otherwise, provided, however, that Executive may accept bounty money properly awarded by the SEC.

11. Release of Unknown Claims. It is the intention of Executive and the Corporation that this Agreement and the General Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Executive recognizes that Executive may have some claim, demand, or cause of action against the Corporation of which Executive is totally unaware and unsuspecting which Executive is giving up by execution of this Agreement. It is the intention of Executive in executing this Agreement that it will deprive Executive of each such claim, demand or cause of action and prevent Executive from asserting it against the Corporation. Executive further agrees that this Agreement and the General Release shall constitute a complete defense to any such claim, demand or cause of action. In furtherance of this intention, Executive expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or his/her settlement with the debtor.”

12. Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Executive does hereby acknowledge and agree as follows:

(a) That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(b) That this Agreement specifically applies to any rights or claims Executive may have against the Corporation under the federal Age Discrimination in Employment Act of 1967, as amended;

(c) That the consideration provided for in this Agreement is in addition to any consideration to which Executive is already entitled;

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(d) That this Agreement shall be revocable by Executive for a 7-day period following execution of this Agreement by Executive. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period (“Effective Date”); and

(e) That Executive, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Executive’s right to and has been given a chance to consult with and review this Agreement with an attorney of Executive’s choice prior to signing this Agreement, and has been given a period of 21 days within which to consider whether to sign this Agreement. In the event that Executive chooses to waive this 21 day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Agreement and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Corporation or the Corporation Releasees.

13. Accrued Obligations. The parties acknowledge and agree that the Corporation has paid Executive or shall pay Executive all wages or salary earned, including any accrued, but unused or unpaid vacation pay according to the Corporation’s policy and eligibility requirements, business expenses and other benefits, if any, to which Executive was entitled during employment, through the Separation Date. For avoidance of doubt, the Corporation and Executive acknowledge that Executive has 160 hours of accrued but unused vacation as of the date that this Agreement has been executed. Executive shall provide the Corporation with final expense report(s) no later than 30 days following the Separation Date, and the Corporation shall reimburse Executive for such expenses, in accordance with the Corporation’s policy, on the tenth business day following the Effective Date (or, if later, the tenth business day following the submission of such report(s)). The payments and benefits set forth in this paragraph 13 will be paid and provided to Executive upon separation from service whether or not Executive signs this Agreement. Executive acknowledges and agrees that, except as set forth in paragraphs 2 and 3 and this paragraph 13, as of the Separation Date, Executive is not entitled to any further wages (including without limitation bonuses or incentive compensation), perquisites (including without limitation with respect to automobile allowances, annual physicals, airline clubs, and tax preparation reimbursement), other benefits, stock options, stock appreciation rights or other equity-based or cash-based awards from the Corporation.

14. Section 409A. The payments made under this Agreement are intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”). Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). For purposes of this Agreement, the phrase “Separation Date” means the date in which Executive’s “separation from service,” as defined in Treasury Regulation section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made and benefit provided under this Agreement is hereby designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

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15. No Assignment. Executive represents and warrants that Executive has made no assignment or other transfer, and covenants that Executive will make no assignment or other transfer, of any interest in any Claim which Executive may have against the Corporation Releasees, or any of them.

16. Indemnification of Released Parties. Executive agrees to indemnify and hold harmless the Corporation Releasees, and each of them, from and against any loss, claim, demand, damages, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this Agreement by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Corporation Releasees to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Corporation Releasees under this indemnity.

17. Executive’s Rights to Indemnification. Executive’s right(s) under that certain Indemnification Agreement, dated as of February 28, 2012, between the Corporation and Executive (the “Indemnification Agreement”), including rights to indemnification and/or advancement of expenses, shall continue in accordance with the terms of the Indemnification Agreement. The Corporation shall not amend or otherwise modify Executive’s right(s) to indemnification and/or advancement of expenses (whether under the Indemnification Agreement, the Corporation’s articles, bylaws, other corporate governance documents, or otherwise) or Executive’s rights with respect to the protections of any director’ and officers’ liability policies of the Corporation or any of its affiliates.

18. No On-the-Job Injury. Executive represents and warrants that Executive has not experienced a job-related illness or injury during employment with the Corporation for which Executive has not already filed a claim, and that Executive has disclosed to the Corporation any pending or previously filed claim relating to an on-the-job injury or illness.

19. Cooperation.

(a) Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at times and locations reasonably acceptable to Executive and the Corporation; executing accurate and truthful documents, appearing at the Corporation’s request as a witness at

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depositions, trials or other proceedings without the necessity of a subpoena, with reasonable advance notice; testifying truthfully; and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this paragraph 19 shall in all instances reasonably be subject to Executive’s other commitments. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Corporation, and the Corporation shall pay Executive $300.00 per hour for any services performed by Executive at the request of the Corporation pursuant to this paragraph.

(b) The Corporation will brief Executive on its plans for communicating the announcement of Executive’s resignation and will give Executive an opportunity to review and comment on the press release and the Form 8-K issued in connection with such resignation.

20. Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

21. Supplemental Release. Executive agrees that, on the Separation Date, Executive will execute and deliver to the Corporation a supplemental release in the form of Exhibit B (the “Supplemental Release”). The Corporation will pay Executive $50,000 (the “Supplemental Payment”), less applicable taxes, withholdings and deductions required by law, in exchange for the promises, agreements, understandings and releases contained in the Supplemental Release in the event the Supplemental Release becomes effective and is not revoked prior to the Effective Date, as defined in the Supplemental Release. This sum will be paid as a lump sum through the Corporation’s payroll on the tenth business day following the Effective Date, as defined in the Supplemental Release.

22. Counterparts. This Agreement may be executed in counterparts, which taken together form one legal instrument. Multiple signature pages and signatures delivered via scanned-in PDF copy or facsimile will all constitute originals and together will constitute one and the same instrument.

23. Binding Agreement. This Agreement shall be binding upon each party and its and his or her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Corporation (and, with respect to paragraph 9 above, the Corporation Releasees) and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

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24. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

25. Entire Agreement/Survival; Modifications. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement, and that Executive only has relied on promises expressly stated herein. This Agreement sets forth the entire understanding between Executive and the Corporation and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Corporation and the termination of the employment relationship, including the Employment Agreement; provided that Sections 8 through 12 and Sections 16 and 18 of the Employment Agreement shall continue in effect. The provisions of this Agreement shall survive the Separation Date and the termination of Executive’s employment. No amendments or modifications to this Agreement shall be binding unless made in a writing specifically referencing this Agreement and signed by Executive and the Corporation.

26. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions; provided that the interpretation and enforceability of paragraph 30 shall be governed by the Federal Arbitration Act, U.S.C. § 1 et seq. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

27. Tax Indemnification. It is understood between the parties that Executive has not relied upon any representation, express or implied, made by the Corporation or any of its representatives as to the tax consequences of this Agreement to Executive and that Executive releases the Corporation Releasees from any and all liability in connection with any such tax consequences. The Corporation’s provision of the Separation Benefits to Executive represent a compromise of any and all of Executive’s known or unknown claims against the Corporation Releasees. Executive agrees that any liability for state or federal income tax payments or penalties arising from said payments shall be Executive’s sole responsibility. Executive agrees to indemnify and to hold harmless the Corporation Releasees from any and all actions, claims or demands brought by any tax or other authority based upon Executive’s tax obligations arising from payments to be made pursuant to this Agreement, and Executive agrees specifically to reimburse the Corporation for any taxes, interest and penalties paid by the Corporation and for the costs, legal fees, and any other expenses incurred by the Corporation as a result of any such actions, claims or demands.

28. Waiver. The failure by either party to insist upon strict compliance with any term or provision of this Agreement shall not operate or be construed as a waiver of such term or provision. The waiver by either party of a breach of any term or provision of this Agreement must be in writing signed by such party in order to be binding and, further, shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

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29. Attorney’s Fees. Executive acknowledges and agrees that, subject to this paragraph 29, Executive is solely responsible for paying any attorneys’ fees and costs that Executive has incurred in connection with this matter. The parties also agree that execution of this Agreement does not make Executive the “substantially prevailing party” or “prevailing party” under any statute or regulation. The Corporation shall pay or reimburse Executive for reasonable attorneys’ fees incurred by Executive for the review and negotiation of this Agreement, up to a maximum amount of $50,000 (the “Fee Reimbursement”).

30. Arbitration. Except for an action for injunctive relief to enforce the terms of this Agreement, any dispute concerning the application of this Agreement, and any other dispute from time to time between Executive and the Corporation (collectively, “Disputes”), shall be settled by binding arbitration, to take place in the greater Los Angeles metropolitan area before a neutral arbitrator selected by the parties pursuant to the substantive and procedural provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., which shall govern the interpretation and enforcement of this arbitration requirement. The parties hereby expressly acknowledge that they are waiving the right to litigate Disputes in a judicial forum before a judge or jury. The decision of the arbitrator shall be final and conclusive, and the parties waive the right to trial de novo or appeal. This arbitration requirement applies to all Disputes, including, without limitation, federal, state and local statutory, constitutional, contractual and common law claims, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; WARN; the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act; the California Constitution; the California Industrial Welfare Commission Wage Orders; the ADEA; and the California Government Code, as well as any amendments to those laws; and any other federal, state or local law, rule, regulation or ordinance; any public policy, contract, tort or common law; or any other basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters; provided, that, this arbitration requirement does not apply to claims for workers’ compensation benefits, claims under the National Labor Relations Act (or similar claims properly made to the National Labor Relations Board), or individual claims arising under ERISA.

Binding arbitration pursuant to this paragraph 30 shall be conducted before a single, neutral arbitrator with the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the employment arbitration rules for JAMS, except to the extent such rules contradict the other provisions of this Agreement. (If Executive wishes to have copies of the rules for employment arbitrations provided by JAMS, they can be obtained at https://www.jamsadr.com/rules-employment or Executive can inform the Corporation in writing, and the Corporation will provide them to Executive before Executive execute this Agreement).

To the extent required by applicable law or other mandatory rules, the Corporation shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, the Corporation will pay the arbitrator’s fees to the

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extent they exceed Court filing fees). Executive and the Corporation shall each pay its own costs and attorneys’ fees; however, the arbitrator shall have the authority to award costs and attorney’s fees to the prevailing party to the extent permitted by law. The parties agree that each will be permitted to conduct sufficient discovery to resolve their claims, including discovery as allowed by the JAMS or other applicable rules. The arbitrator shall be neutral, and he or she shall follow applicable law and, within thirty days after the conclusion of the arbitration, issue a written opinion setting forth the factual and legal bases for his or her decision.

The parties agree that all arbitration proceedings and any award hereunder will be kept private and confidential except as necessary to enter or enforce the award in any court having jurisdiction thereof and except, in the case of the Corporation, as required by applicable law or stock exchange rule.

[Remainder of page intentionally left blank.]

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EXECUTION VERSION

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The parties have executed this Agreement, consisting of 14 pages, including this page, as of the dates indicated below.

Dated: February 16, 2017	DINEEQUITY, INC., the “Corporation”

	By:	/s/ Bryan R. Adel

	Its:	Senior Vice President

Dated: February 16, 2017
Julia A. Stewart, “Executive”

/s/ Julia A. Stewart

EXECUTION VERSION

Exhibit A

Unvested Stock Options

# of Options	Grant Date	Exercise Price
15,521	2/25/14	$81.57
30,870	2/24/15	$113.72
100,370	2/26/16	$90.90

Unvested Restricted Stock Awards

# of Restricted Stock Awards	Grant Date
14,969	2/25/14
11,608	2/24/15
14,522	2/26/16

Exhibit B

Supplemental Release

WHEREAS, DineEquity, Inc., a Delaware corporation, its affiliates and subsidiaries (collectively, hereinafter referred to as the “Corporation”) and Julia A. Stewart (hereinafter referred to as “Executive”) entered into a Separation Agreement and General Release dated February     , 2017 (the “Separation Agreement”), setting forth their respective obligations to one another;

WHEREAS, in the Separation Agreement, Executive agreed to execute a Supplemental Release following the termination of her employment with the Corporation as a condition to receiving the Supplemental Payment under the Separation Agreement.

THEREFORE, Executive executes this Supplemental Release as part of the consideration for the agreements, payments and other consideration provided in the Separation Agreement.

1.

General Release of Claims. Executive expressly waives any and all claims against the Corporation, and each of its divisions, affiliates, and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (collectively, the “Corporation Releasees”), and releases each of the Corporation Releasees from any and all claims, demands, lawsuits, liens, causes of action, grievances, obligations, costs, losses, damages, and liabilities of whatever kind, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive ever had, now has or shall or may have or assert against the Corporation Releasees or any of them based upon events or facts arising at any time on or before the date of execution of this Supplemental Release (collectively, “Claims”), including but not limited to claims that relate to Executive’s service with the Corporation and/or the separation from such service. Executive agrees this general release of claims (the “General Release”) includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, legally protected medical condition, genetic information, marital or family status, sexual orientation, gender identity or expression, union activity, military status or veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Corporation’s right to terminate, not to hire or promote employees, or on the Corporation’s ability to change an employee’s compensation or other terms and conditions of employment; and claims based on any federal, state or local law, including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”); the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by Executive in this Supplemental Release are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and in that regard Executive specifically acknowledges that Executive has read and understands the provisions of paragraph 4 below before signing this Supplemental Release.

2.

Exclusions From General Release/Additional Protections. Excluded from the General Release are: (a) Executive’s rights under this Supplemental Release and the Separation Agreement and any claims arising from the breach of this Supplemental Release or the Separation Agreement; (b) Executive’s rights as a shareholder and option holder in the Corporation; (c) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (d) claims to continued participation in certain of the Corporation’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA; (e) any rights vested prior to the date of Executive’s termination of employment to benefits under any Corporation-sponsored retirement or welfare benefit plan; (f) Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Corporation’s articles, bylaws, other corporate governance documents or any indemnification agreement between the Corporation or its affiliates and Executive, and/or to the protections of any director’ and officers’ liability policies of the Corporation or any of its affiliates; (g) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which the Corporation, or any of its subsidiaries or affiliates, and Executive are held jointly liable; (h) any claim that arises based on events or facts arising at any time after the date of execution of this Supplemental Release; and (i) any other right that may not be released by private agreement. Neither the General Release nor anything else in this Supplemental Release limits Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), or provide information to, or otherwise assist in, an investigation by Congress, the U.S. Securities and Exchange Commission (the “SEC”) or any other federal, state or local regulatory, administrative or law enforcement agency or self-regulatory organization. The exclusions and protections contained in this paragraph 2 override any language to the contrary in any other part of this Supplemental Release or the Agreement. Executive is, however, waiving all rights to receive money or other individual relief in connection with any such charge or investigation, regardless of whether that charge or investigation was initiated by Executive, on Executive’s behalf, on behalf of a group or class to which Executive purportedly belongs, or otherwise, provided, however, that Executive may accept bounty money properly awarded by the SEC.

3.

Release of Unknown Claims. It is the intention of Executive and the Corporation that this Supplemental Release and the General Release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Executive recognizes that Executive may have some claim, demand, or cause of action against the Corporation of which Executive is totally unaware and unsuspecting which Executive is giving up by execution of this Supplemental Release. It is the intention of Executive in executing this Supplemental Release that it will deprive Executive of each such claim, demand or cause of action and prevent Executive from asserting it against the Corporation. Executive further agrees that this Supplemental Release and the General Release shall constitute a complete defense to any such claim, demand or cause of action. In furtherance of this intention, Executive expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or his/her settlement with the debtor.”

4.	Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Executive does hereby acknowledge and agree as follows:

(a) That this Supplemental Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Supplemental Release is executed by the parties;

(b) That this Supplemental Release specifically applies to any rights or claims Executive may have against the Corporation under the federal Age Discrimination in Employment Act of 1967, as amended;

(c) That the consideration provided for in this Supplemental Release is in addition to any consideration to which Executive is already entitled;

(d) That this Supplemental Release shall be revocable by Executive for a 7-day period following execution of this Supplemental Release by Executive. Accordingly, this Supplemental Release shall not become effective or enforceable until the expiration of the 7-day revocation period (“Effective Date”); and

(e) That Executive, having carefully read this Supplemental Release and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Supplemental Release, has been advised of Executive’s right to and has been given a chance to consult with and review this Supplemental

Release with an attorney of Executive’s choice prior to signing this Supplemental Release, and has been given a period of 21 days within which to consider whether to sign this Supplemental Release. In the event that Executive chooses to waive this 21 day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Supplemental Release and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Corporation or the Corporation Releasees.

5.

Applicability of Separation Agreement Terms. The parties agree that the terms of the Separation Agreement set forth in paragraph 7 and paragraphs 21-30 of the Separation Agreement apply, mutatis mutandis, to this Supplemental Release.

ACCEPTED AND AGREED:

Dated: , 2017

Julia A. Stewart, “Executive”